Filed Pursuant to Rule 424(b)(5)
Registration Number 333-123757
PROSPECTUS SUPPLEMENT
(To prospectus dated April 8, 2005)

¥120,000,000,000
Japan Finance Corporation for
Municipal Enterprises
(Incorporated under the Japan Finance Corporation
for Municipal Enterprises Law)
2.00% Guaranteed Bonds
Due May 9, 2016
Unconditionally and Irrevocably Guaranteed
as to Payment of Principal and Interest by
Japan

     We will pay interest on the bonds semi-annually in arrears on May 9 and November 9 of each year commencing November 9, 2006. The bonds will mature on May 9, 2016. We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement under “Description of the Bonds and Guarantee — Redemption”.
     The bonds will be issued only in registered form in denominations of ¥10,000,000 and integral multiples thereof. See “Description of the Bonds and Guarantee”.

     We have applied to the Financial Services Authority in the United Kingdom, which we refer to as the “UK Listing Authority”, in its capacity as competent authority under the Financial Services and Markets Act 2000 (“FSMA”), for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Gilt Edged and Fixed Interest Market. References in this document to our bonds being “listed” (and all related references) shall mean that the bonds have been admitted to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market and have been admitted to the Official List of the UK Listing Authority. The London Stock Exchange’s Gilt Edged and Fixed Interest Market is a regulated market for the purposes of the Investment Services Directive 93/22/EEC (the “Investment Services Directive”).
     This document, comprised of this prospectus supplement dated April 28, 2006 and the accompanying prospectus dated April 8, 2005 starting after page S-43 (excluding portions thereof or incorporated therein that are excluded as provided in the first paragraph on page S-4 of this prospectus supplement) together comprises a “prospectus” for the purposes of Article 5.3 of Directive 2003/71/EC (the “Prospectus Directive”).

	Per Bond	Total

Public offering price(1)	99.838%	¥119,805,600,000
Underwriting discount	0.150%	¥180,000,000
Proceeds, before expenses, to JFM(1)(2)	99.688%	¥119,625,600,000

(1)	Plus accrued interest, if any, from and including May 9, 2006 to the date of delivery.

(2)	See “Underwriting”.
     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
     Prospective investors should consider carefully the factors described under the section headed “Risk Factors” in this document.
     The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company, Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, or Clearstream, Luxembourg on or about May 9, 2006.

Deutsche Bank	Merrill Lynch & Co.	Nomura Securities
BNP PARIBAS	Credit Suisse Securities
Goldman Sachs International		Mizuho International plc
Morgan Stanley		Nikko Citigroup

The date of this prospectus supplement is April 28, 2006.

Prospectus Supplement

      The bonds are exempt from the requirement for registration under the Securities and Exchange Law of Japan and are subject to the Special Taxation Measures Law of Japan. The bonds may not, as part of their distribution at any time and otherwise until 40 days after the date of the issue of the bonds, be offered or sold in Japan or to residents of Japan, except to certain financial institutions and any other excluded category of persons, corporations or other entities under the Special Taxation Measures Law. Interest payments on the bonds generally will be subject to Japanese withholding tax unless the holder establishes that the bonds are held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a Japanese designated financial institution described in Article 6 of the Special Taxation Measures Law of Japan.
      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front page of this prospectus supplement or, with respect to information incorporated by reference, as at the date of such information.
      In this prospectus supplement, “we”, “our”, “us” and “JFM” refer to Japan Finance Corporation for Municipal Enterprises.

      The spot buying rate for U.S. dollars quoted on the Tokyo Foreign Exchange Market on April 26, 2006, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥115.24 = $1.00. The noon buying rates for yen on April 26, 2006 for cable transfers in New York City, as reported by the Federal Reserve Bank of New York, were $1.00 = ¥114.72.
      References in this prospectus supplement to Japanese fiscal years(“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “¥” or “yen” are to Japanese yen and references to “$”, “dollars” or “US$” are to U.S. dollars.
      Figures in tables may not add up due to rounding.

      NOMURA INTERNATIONAL PLC (OR PERSONS ACTING ON ITS BEHALF) MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BONDS INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING”. IN CONNECTION WITH THIS OFFERING, NOMURA INTERNATIONAL PLC (OR PERSONS ACTING ON ITS BEHALF) MAY OVER-ALLOT BONDS (PROVIDED THAT THE AGGREGATE PRINCIPAL AMOUNT OF THE BONDS ALLOTTED DOES NOT EXCEED 105% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE BONDS) OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE BONDS OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. HOWEVER, THERE IS NO ASSURANCE THAT NOMURA INTERNATIONAL PLC (OR PERSONS ACTING ON ITS BEHALF) WILL UNDERTAKE STABILIZING ACTION. SUCH TRANSACTIONS MAY BE EFFECTED ON THE LONDON STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE BONDS IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE BONDS AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE BONDS.

      This document, comprised of this prospectus supplement and the accompanying prospectus starting after page S-43 (excluding (i) the second paragraph, including bullet points, and the third paragraph of the section “Where You Can Find More Information” in the accompanying prospectus and (ii) Exhibit 2 to the Annual Report on Form 18-K of Japan Finance Corporation for Municipal Enterprises for the year ended March 31, 2005 that is otherwise incorporated by reference as provided in the section “Incorporation by Reference” on this page S-4) (together the “Document”) comprises a “prospectus” for the purposes of Article 5.3 of the Prospectus Directive, and for the purpose of giving information with regard to us, Japan and our bonds which, according to the particular nature of us, Japan and our bonds, is necessary to enable investors to make an informed assessment of our and Japan’s assets and liabilities, financial position, profit and losses and prospects, and of the rights attaching to our bonds.

      We accept responsibility for the information contained in the Document (including those contained in the documents incorporated by reference). To the best of our knowledge and belief (after taking care to ensure that such is the case) the information contained in the Document is in accordance with the facts and contains no omission likely to affect its import.

      Japan accepts responsibility for the information contained in the Document (including those contained in the documents incorporated by reference) relating to Japan. To the best of Japan’s knowledge and belief (after taking care to ensure that such is the case) the information contained in the Document relating to Japan is in accordance with the facts and contains no omission likely to affect its import.
FOREIGN EXCHANGE CONSIDERATIONS
      An investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, which we refer to as the “home currency”, entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

—	significant changes in rates of exchange between the home currency and the Japanese yen, and

—	the imposition or modification of foreign exchange controls with respect to the Japanese yen.
      We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the Japanese yen, have been highly volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciation of the Japanese yen against the home currency could result in a decrease in the effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to you on a home currency basis.
      This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the bonds.
INCORPORATION BY REFERENCE
      The Annual Report on Form 18-K of Japan Finance Corporation for Municipal Enterprises (File No. 033-23515) containing the audited financial statements of Japan Finance Corporation for Municipal Enterprises together with the audit report thereon for the year ended March 31, 2005 and Japan’s Annual Report on Form 18-K for the year ended March 31, 2005, each of which have been previously published and which have been filed with the United States Securities and Exchange Commission and the Financial Services Authority, are hereby incorporated by reference and form part of this document, except that (i) any statement contained in a document which is incorporated by reference shall be deemed to be modified or superseded for the purpose of this document to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise) and (ii) Exhibit 2 to such Annual Report of Japan Finance Corporation for Municipal Enterprises is excluded from the Document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. Copies of such Annual Reports on Form 18-K are available free of charge at our registered office, the Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch as Fiscal Agent.
      The information incorporated by reference from our Annual Report on Form 18-K for the year ended March 31, 2005 includes, but is not limited to, the following items in relation to us (the page numbers below are those of Exhibit 1 to such Annual Report):

Our Annual Report in respect of the year ended March 31, 2005 on
Form 18-K — Exhibit 1 (Description of Japan Finance Corporation for
Items	Municipal Enterprises)

Details of our governing body and a description of the governance arrangements	“Management” on page 14
Sources of funding, guarantees and obligations owed to us	“Business — Funds available for Lending” on pages 10-11, “Business — Loan Operations” on pages 7-10
Audited financial statements for the years ended March 31, 2004 and 2005	“Statements of Income” on page 5, “Balance Sheets” on page 17, “Notes to Financial Statements” on pages 18-20
      The information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2005 includes, but is not limited to, the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Japan’s Annual Report in respect of the year ended March 31, 2005 on
Items	Form 18-K — Exhibit 1 (Description of Japan)

Geographical location and legal form	“General — Area and Population” on page 4
Description of the economy	“The Economy” on pages 6-12
Description of the political system and government	“General — Government” and “General — Political Parties” on pages 4-5
Tax and budgetary systems	“Government Finance” on pages 19-23
Gross public debt and debt record	“Japan Public Debt” and “Debt Record” on pages 24-28
Foreign trade and balance of payments	“Foreign Trade and Balance of Payments — Foreign Trade” and “Foreign Trade and Balance of Payments — Balance of Payments” on pages 13-16
Foreign exchange reserves	“Foreign Trade and Balance of Payments — Official Foreign Exchange Reserves” on page 17
Financial position and resources	“Government Finance” on pages 19-23
Income and expenditure figures	“Government Finance” on pages 19-23

SUMMARY OF THE OFFERING
      The following is a summary of certain information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. More detailed information is contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. You should read carefully this entire prospectus supplement, the accompanying prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	Japan Finance Corporation for Municipal Enterprises.

Securities Offered	¥120,000,000,000 principal amount of 2.00% Guaranteed Bonds Due May 9, 2016.

Guarantee	Payments of principal of, interest on and any additional amounts of the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	May 9, 2016.

Interest Payment Date	Semi-annually on May 9 and November 9 of each year.

Interest Rate	2.00% per year. We will pay interest on the bonds semi-annually in arrears on May 9 and November 9 of each year commencing November 9, 2006. Whenever it is necessary to compute any amount of accrued interest with respect to the bonds for a period of less than one year, other than with respect to regular annual interest payments, interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.

Ranking	The bonds will be our direct unsecured obligations and as among themselves will rank pari passu and be payable without any preference or priority.

Additional Amounts	In the event that certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further details on the payment of these additional amounts, see “Description of the Bonds and Guarantee — Additional Amounts”.

Redemption	We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee — Redemption”.

Markets	We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing	We have applied to the UK Listing Authority for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Gilt Edged and Fixed Interest Market.

Form and Settlement	All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, which will be registered in the name of Cede & Co., as nominee for The Depositary Trust Company, which we refer to as DTC. Except as described in this prospectus supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Clearstream, Luxembourg and Euroclear, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of ¥10,000,000 and integral multiples thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee — Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same- day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders on the settlement date against payment in same-day funds. For information on secondary market trading, see “Global Clearance and Settlement — Secondary Market Trading”.

CUSIP	471060AP8

ISIN	XS0252567515

Common Code	025256751

RISK FACTORS
      We believe that the factors described below represent the principal risks inherent in investing in bonds, but we do not represent that the statements below regarding the risks of holding any bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this prospectus supplement or the accompanying prospectus (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any investment decision.
      Factors which we believe may be material for the purpose of assessing the market risks associated with bonds are also described below.
Risks Relating to Us

Risk relating to policies of the Japanese government and the reform of governmental financial institutions
      As a governmental financial institution established to achieve policies of the Japanese government, our operations and financial conditions may be affected by the policies of the Japanese government. With regard to the reform of governmental financial institutions, on March 10, 2006, the Cabinet submitted a bill to the Diet in which it was proposed that we in our current form be abolished and that the current structure for raising funds for local governments be transformed into a new structure in Japanese fiscal year 2008. The bill sets out that the interests of the holders of outstanding bonds must not be unjustly violated as a result of such reform. For more information regarding such reform, see “— Developments Regarding Special Public Institutions”. The bill is currently under discussion in the Diet, and the detailed structure of the new system will be determined soon after the bill is approved. The exact manner in which such reform will be implemented remains uncertain.
Risks Relating to the Market Risk of Bonds Generally
  Our bonds may not be suitable investments for all investors
      Each prospective investor in our bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of our bonds, the merits and risks of investing in our bonds and the information contained or incorporated by reference to this prospectus supplement and the accompanying prospectus;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our bonds and the impact such investment will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in our bonds, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of our bonds and be familiar with the behaviour of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.
  Exchange Rate Risk
      Prospective investors in our bonds should be aware that an investment in our bonds may involve exchange rate risks. Our bonds may be denominated in a currency other than the currency of the investor’s home jurisdiction and/or in a currency other than the currency in which an investor wishes to receive funds. Exchange rates between currencies are determined by factors of supply and demand in the international currency markets which are influenced by macro economic factors, speculation and central bank and government intervention

(including the imposition of currency controls and restrictions). Fluctuations in exchange rates may affect the value of our bonds. Accordingly, only investors who understand and are able to bear the risks associated with movements in foreign exchange rates and how such movements may affect our bonds should consider purchasing our bonds.
  The secondary market generally
      Our bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be sustained throughout the life of our bonds or be liquid. Therefore, investors may not be able to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of bonds.
Risks Relating to the Bonds
  Limited Liquidity
      The fact that our bonds may be listed does not necessarily assure liquidity. No assurance can be given that there will be a market for our bonds. If our bonds are not traded on any stock exchange, pricing information for such bonds may be more difficult to obtain, and the liquidity and market prices of such bonds may be adversely affected. The liquidity of our bonds may also be affected by restrictions on offers and sales of our bonds in some jurisdictions. The underwriters may from time to time make a market in the bonds but are under no obligation to do so and, if a market does develop, it may not continue until the maturity of all our bonds.
  Bonds subject to optional redemption by us
      Our ability to redeem our bonds in circumstances of changes in applicable laws or treaties may limit their market value. During any period when we may elect to redeem bonds, the market value of our bonds generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

RECENT DEVELOPMENTS  — JAPAN
INTRODUCTORY NOTE
      The following tables and information update the tables and information relating to Japan found in their Annual Report on Form 18-K for the year ended March 31, 2005. The financial data relating to the Gross Domestic Product and National Income of Japan in the sections entitled “Japan — The Economy” and “Japan — Industry” have been revised and restated in their entirety because of a change in the method of calculation of the Gross Domestic Product, as discussed in further detail below. The remaining sections have been updated to reflect current information, and have not been revised in their entirety. In those sections, information pertaining to previous years is provided solely for your convenience.
BANK OF JAPAN INTEREST RATE
      On March 1, 2001, the Bank of Japan lowered its official discount rate from 0.35% to 0.25%. On September 19, 2001, the Bank of Japan further lowered its official discount rate to 0.10%.
THE ECONOMY
  Gross Domestic Product and National Income
      The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2000 through JFY 2004 (based on the chain-linked method). As of the date of this prospectus supplement, gross domestic product data for JFY 2005 is not available.

						Percentage
	JFY	JFY	JFY	JFY	JFY	of JFY
	2000	2001	2002	2003	2004	2004

	(yen amounts in billions)
Total Consumption
Private Sectors	¥282,785	¥282,370	¥282,482	¥282,327	¥285,258	57.5%
Public Sectors	85,625	87,567	87,566	88,483	89,291	18.0

	368,411	369,937	370,047	370,810	374,549	75.5
Total Gross Capital Formation
Private Sectors
Producers’ Durable Equipment	72,264	68,691	65,216	68,106	71,156	14.3
Residential Construction	20,324	18,496	17,888	17,897	18,304	3.7
Public Sectors	34,357	32,011	29,900	27,125	24,022	4.8

	126,945	119,198	113,005	113,128	113,482	22.9
Additions to Business Inventories
Private Sectors	1,000	(756)	(639)	299	(983)	-0.2
Public Sectors	232	98	114	119	257	0.1

	1,232	(657)	(525)	419	(726)	-0.1
Net Exports of Goods and Services	6,196	3,869	6,197	9,195	8,930	1.8

Nominal Gross Domestic Expenditures	¥502,783	¥492,347	¥488,724	¥493,551	¥496,235	100.0%

Real Gross Domestic Expenditures(a)	¥504,333	¥500,388	¥506,017	¥517,479	¥526,396

Surplus of the Nation on Current Account Exports of Goods and Services and Other Receipts from Abroad	12,198	13,716	12,518	12,787	14,749
Less: Imports of Goods and Services and Other Payments Abroad	(5,248)	(5,174)	(4,477)	(4,001)	(4,721)

	JFY	JFY	JFY	JFY	JFY
	2000	2001	2002	2003	2004

	(yen amounts in billions)
	6,950	8,542	8,041	8,786	10,029

Gross National Income	¥509,733	¥500,888	¥496,766	¥502,337	¥506,264
Percentage Changes of GDP from Previous Year
At Nominal Prices	1.2%	-2.1%	-0.7%	1.0%	0.5%
At Real Prices(a)	2.8	-0.8	1.1	2.3	1.7
Deflator	-1.6	-1.3	-1.8	-1.2	-1.2

(a)	Real prices are based on calendar year 2000.
Source: Economic and Social Research Institute, Cabinet Office.
      The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for the quarters below in JFY 2003, 2004 and 2005 (based on the chain-linked method). As of the date of this prospectus supplement, gross domestic product data for the fourth quarter of 2005 is unavailable.
Quarterly Gross Domestic Product(a)

	JFY
	2003	JFY 2004				JFY 2005

	Fourth	First	Second	Third	Fourth	First	Second	Third
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

	(yen amounts in billions)
Nominal Gross Domestic Expenditures	¥497,662	¥495,880	¥496,112	¥494,674	¥497,856	¥503,661	¥503,134	¥507,361

Real Gross Domestic Expenditures(b)(c)	¥525,843	¥525,023	¥525,549	¥524,615	¥531,667	¥539,098	¥540,184	¥547,360

Percentage Changes of GDP from Corresponding Quarter of Previous Year
At Nominal Prices(d)	2.6%	1.0%	1.1%	0.0%	0.2%	1.4%	1.5%	2.4%
At Real Prices(c)(d)	3.8	2.8	2.4	0.4	1.4	2.6	2.8	4.0
Deflator	-1.1	-1.7	-1.3	-0.4	-1.2	-1.1	-1.3	-1.6

(a)	Quarterly GDP financial data is subject to change.

(b)	Numbers are based on seasonally-adjusted GDP figures.

(c)	Real prices are based on calendar year 2000.

(d)	Percentage changes are based on original GDP figures.
Source: Economic and Social Research Institute, Cabinet Office.
      The following table sets forth national income for JFY 2000 through JFY 2004.
National Income

	JFY	JFY	JFY	JFY	JFY
	2000	2001	2002	2003	2004

	(yen amounts in billions)
Domestic Factor Income	¥371,598	¥360,952	¥355,785	¥358,397	¥361,013
Net Income from Abroad	6,950	8,542	8,041	8,786	10,029

National Income at Nominal Prices	¥378,548	¥369,494	¥363,826	¥367,183	¥371,042

Percentage Changes of Income at Nominal Prices from Previous Fiscal Year	1.5%	-2.4%	-1.5%	0.9%	1.1%

Source: Economic and Social Research Institute, Cabinet Office.

INDUSTRY
      The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for the following calendar years indicated.
GDP by Industrial Sectors (at nominal prices)

	2000	2001	2002	2003	2004

Industry
Agriculture, Forestry and Fisheries	1.8%	1.7%	1.7%	1.7%	1.7%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	22.2	21.0	20.7	20.9	21.0
Construction	7.4	7.1	6.8	6.7	6.4
Electric Power Generation, Gas and Water	2.7	2.8	2.7	2.6	2.6
Wholesale and Retail Trade	14.1	14.0	13.8	13.4	13.5
Finance and Insurance	6.1	6.4	6.9	7.0	6.7
Real Estate	11.5	11.8	12.1	12.2	12.1
Transportation and Communication	6.9	7.0	7.1	7.0	7.0
Services	20.5	20.9	21.2	21.3	21.3

Total	93.3	92.8	93.1	92.9	92.4
Public Services
Electric Power Generation, Gas and Water	0.9	1.0	1.0	1.0	1.0
Services	2.7	2.8	2.8	2.8	2.7
Public Administration	5.5	5.6	5.8	5.7	5.7

Total	9.1	9.3	9.6	9.5	9.4
Non-Profit Services	1.8	1.8	1.9	1.9	1.9

Total	104.3%	104.0%	104.7%	104.4%	103.8%

Source: Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.

FOREIGN TRADE AND BALANCE OF PAYMENTS
  Foreign Trade
      The following tables set forth information relating to foreign trade, and exports and imports, for the calendar years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)
Foreign Trade of Japan

							Terms of
	Value Index(a)		Quantum Index(a)		Unit Value Index(a)		Trade(b)

	Exports	Imports	Exports	Imports	Exports	Imports	Index

2001	94.8	103.6	90.5	98.0	104.7	105.7	99.1
2002	100.9	103.1	97.7	100.0	103.2	103.2	100.1
2003	105.6	108.4	102.5	107.1	103.0	101.2	101.8
2004	118.4	120.2	113.4	114.6	104.4	104.9	99.5
2005(c)	127.1	138.9	114.3	117.7	111.2	118.1	94.2

(a)	Calendar year 2000=100.

(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

(c)	The 2005 data is provisional.
Source: Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2001		2002		2003		2004		2005(a)

	(yen amounts in billions)
JAPAN’S EXPORTS
Asia	¥19,732	40.3%	¥22,439	43.1%	¥25,318	46.4%	¥29,637	48.4%	¥31,798	48.4%
China	3,764	7.7	4,980	9.6	6,635	12.2	7,994	13.1	8,839	13.5
(Asian NIES)	10,626	21.7	11,805	22.7	12,803	23.5	15,103	24.7	15,956	24.3
(ASEAN)	6,592	13.5	6,970	13.4	7,080	13.0	7,893	12.9	8,342	12.7
Oceania	1,131	2.3	1,278	2.5	1,416	2.6	1,603	2.6	1,714	2.6
Australia	933	1.9	1,039	2.0	1,147	2.1	1,277	2.1	1,371	2.1
North America	15,509	31.7	15,791	30.3	14,267	26.2	14,557	23.8	15,779	24.0
U.S.A.	14,711	30.0	14,873	28.5	13,412	24.6	13,731	22.4	14,807	22.6
Canada	797	1.6	918	1.8	855	1.6	826	1.4	972	1.5
Central and South America	2,168	4.4	2,036	3.9	1,930	3.5	2,345	3.8	2,760	4.2
Western Europe	8,326	17.0	8,164	15.7	8,929	16.4	9,790	16.0	9,741	14.8
EU	7,810	15.9	7,663	14.7	8,351	15.3	9,462	15.5	9,653	14.7
Central and Eastern Europe, Russia etc.	297	0.6	364	0.7	554	1.0	841	1.4	1,133	1.7
Russia	87	0.2	118	0.2	204	0.4	337	0.6	495	0.8
Middle East	1,277	2.6	1,423	2.7	1,489	2.7	1,565	2.6	1,823	2.8
Africa	538	1.1	614	1.2	645	1.2	828	1.4	904	1.4

Total	¥48,979	100.0%	¥52,109	100.0%	¥54,548	100.0%	¥61,170	100.0%	¥65,662	100.0%

JAPAN’S IMPORTS
Asia	¥17,987	42.4%	¥18,358	43.5	¥19,727	44.5%	¥22,224	45.2%	¥25,258	44.4%
China	7,027	16.6	7,728	18.3	8,731	19.7	10,199	20.7	11,967	21.0
(Asia NIES)	4,642	10.9	4,440	10.5	4,512	10.2	5,044	10.2	5,599	9.8
(ASEAN)	6,604	15.6	6,465	15.3	6,780	15.3	7,298	14.8	8,004	14.1
Oceania	2,090	4.9	2,074	4.9	2,068	4.7	2,457	5.0	3,086	5.4
Australia	1,756	4.1	1,753	4.2	1,744	3.9	2,103	4.3	2,698	4.7
North America	8,622	20.3	8,140	19.3	7,704	17.4	7,680	15.6	8,061	14.2
U.S.A.	7,671	18.1	7,237	17.1	6,825	15.4	6,763	13.7	7,071	12.4
Canada	941	2.2	895	2.1	871	2.0	910	1.8	982	1.7
Central and South America	1,178	2.8	1,198	2.8	1,210	2.7	1,488	3.0	1,746	3.1
Western Europe	5,981	14.1	6,081	14.4	6,322	14.3	6,830	13.9	7,053	12.4
EU	5,412	12.8	5,482	13.0	5,670	12.8	6,209	12.6	6,467	11.4
Central and Eastern Europe, Russia etc.	623	1.5	570	1.3	653	1.5	814	1.7	924	1.6
Russia	468	1.1	410	1.0	490	1.1	617	1.3	682	1.2
Middle East	5,384	12.7	5,095	12.1	5,928	13.4	6,782	13.8	9,660	17.0
Africa	551	1.3	710	1.7	749	1.7	941	1.9	1,090	1.9

Total	¥42,416	100.0%	¥42,228	100.0%	¥44,362	100.0%	¥49,217	100.0%	¥56,881	100.0%

(a)	The 2005 data is provisional.
Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

  Balance of Payments
      The following table sets forth information relating to the balance of payments of Japan for the calendar years indicated.
Balance of Payments of Japan

	2001	2002	2003	2004	2005(b)

	(in billions)
Current Account	¥10,652	¥14,140	¥15,767	¥18,618	¥18,048
Balance on Goods and Services	3,212	6,469	8,355	10,196	7,603
Trade Balance	8,401	11,550	11,977	13,902	10,350
Exports (f.o.b.)	46,584	49,480	51,934	58,295	62,633
Imports (f.o.b.)	38,182	37,929	39,958	44,393	52,283
Services	(5,189)	(5,081)	(3,622)	(3,706)	(2,748)
Income	8,401	8,267	8,281	9,273	11,360
Current Transfers	(960)	(596)	(870)	(851)	(914)
Capital and Financial Account(a)	(6,173)	(8,478)	7,734	1,737	(13,958)
Balance on Financial Account	(5,826)	(8,056)	8,201	2,250	(13,587)
Assets	343	322	1,280	(21,390)	(13,403)
Liabilities	(6,169)	(8,378)	6,921	23,640	(184)
Capital Account	(346)	(422)	(467)	(513)	(371)
Changes in Reserve Assets(c)	(4,936)	(5,797)	(21,529)	(17,268)	(2,456)
Errors and Omissions	457	135	(1,972)	(3,088)	(1,634)

(a)	Numbers in parentheses indicate outflows of capital resulting from either increases in assets or decreases in liabilities.

(b)	The 2005 data is provisional.

(c)	Parenthesis for change in Reserve Assets represents an increase in reserve.
Source: Balance of Payments, Ministry of Finance.
  Official Foreign Exchange Reserves
      The following table shows the breakdown of Japan’s official foreign exchange reserves as of the end of the years indicated.
Official Foreign Exchange Reserves(a)

				Special
		Foreign	IMF Reserve	Drawing
As of December 31,	Gold(b)	Exchange	Position	Rights	Total

	(in millions)
2001	$6,803	$387,727	$5,051	$2,378	$401,959
2002	8,542	451,458	7,203	2,525	469,728
2003	10,241	652,790	7,733	2,765	673,529
2004	10,776	824,264	6,701	2,802	844,543
2005	12,621	828,813	2,878	2,585	846,897

(a)	The foreign exchange reserves, which are officially recorded in U.S. dollars by the Ministry of Finance, do not include: (i) net balance of bilateral accounts between the Bank of Japan and foreign central banks, and (ii) foreign exchange holdings of commercial banks.

(b)	Until 1999, gold was valued at SDR 35 per ounce. Since 2000, the valuation of gold has been changed to reflect marked-to-market values.

Source:	International Reserves/Foreign Currency Liquidity, Ministry of Finance.

  Foreign Exchange Rates
      The following table sets forth the high, low and average daily interbank rate for the U.S. dollar in the Tokyo foreign exchange market for the calendar years indicated.

	2001	2002	2003	2004	2005

Average (Central Rate)	¥121.58	¥125.14	¥115.94	¥108.17	¥110.21
High	132.08	135.04	121.48	114.80	121.40
Low	113.57	115.63	106.93	101.83	101.87

Source:	Foreign Exchange, Bank of Japan.
GOVERNMENT FINANCE
  Revenues, Expenditures and Budgets
      The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2001 through JFY 2004, and JFY 2005 and the budget for JFY 2006.
Summary of Consolidated General and Special Accounts

					JFY 2005
					(Provisional
					results
					as of	JFY 2006
					December 31,	Initial
	JFY 2001	JFY 2002	JFY 2003	JFY 2004	2005)	Budget

	(in billions)
REVENUES
Total Revenues, General Account	¥86,903	¥87,289	¥85,623	¥88,898	¥89,037	¥79,686
Total Revenues, Special Accounts	396,224	399,746	385,755	419,300	462,233	492,796
EXPENDITURES
Total Expenditures, General Account	¥84,811	¥83,674	¥82,416	¥84,897	¥88,951	¥79,686
Total Expenditures, Special Accounts	363,337	373,898	357,691	376,033	409,347	460,386

Source:	Budget, Ministry of Finance

General Account

						JFY 2005	JFY 2006
						(Revised	(Initial
	JFY 2001	JFY 2002		JFY 2003	JFY 2004	budget)(b)	Budget)

	(in billions)
REVENUES
Tax and Stamp Revenues	¥47,948	¥43,833		¥43,282	¥45,589	¥47,042	¥45,878
Carried-over Surplus	4,040	2,092		3,615	3,207	1,682	62
Government Bond Issues	30,000	34,968		35,345	35,490	33,469	29,973
Income from Operation	—	—		17	17	17	17
Gains from Deposition of Assets	—	—		441	403	256	214
Miscellaneous Receipts	4,915	6,396		2,923	4,192	4,240	3,542

Total Revenues	¥86,903	¥87,289		¥85,623	¥88,898	¥86,705	79,686

EXPENDITURES
Local Allocation Tax Grants, etc.	¥16,706	¥16,479		¥17,399	¥17,662	¥17,441	¥14,558
National Debt Service	15,829	15,600		15,544	17,515	19,620	18,762
Social Security	19,291	19,633		19,720	20,286	20,823	20,574
Public Works	10,820	9,162		9,359	8,236	8,015	7,201
Education and Science	6,677	6,731		6,472	6,149	5,779	5,267
National Defense	4,969	4,920		4,927	4,898	4,896	4,814
Government Employee Pensions and Others	1,350	1,282		1,207	1,136	1,069	999
Economic Assistance	961	838		900	880	772	722
Major Foodstuff Measures	738	735		744	652	671	636
Energy Measures	632	563		557	504	493	471
Small and Medium-sized Businesses	425	628		241	288	243	162
Transfer to the Industrial Investment Special Account	664	2,034		102	98	71	48
Financial aid upon Repayment of Public Investments in Connection with the Structural Reform	—	—		—	1,281	1,130	0
Miscellaneous	5,749	5,070		5,243	5,312	5,382	5,122
Contingencies	0	0		0	0	300	350
Other Expenditures	0	1	(a)	0	0	0	0

Total Expenditures	¥84,811	¥83,674		¥82,416	¥84,897	¥86,705	¥79,686

Surplus of Revenues over Expenditures	¥2,092	¥3,615		¥3,207	¥4,001	¥—	¥—

(a)	The JFY 2002 data includes a reversal of funds to make up for deficits incurred in connection with the JFY 2001 settlement of accounts.

(b)	As of the date of this prospectus supplement, the provisional results for JFY 2005 General Accounts are not available.
Source: Budget, Ministry of Finance.

Special Accounts

									JFY 2005
									(Provisional results
									as of
									December 31,		JFY 2006 Budget
	JFY 2001		JFY 2002		JFY 2003		JFY 2004		2005)		(Initial)

	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.

	(in billions)
Trust Fund Bureau	—	—	—	—	—	—	—	—	—	—	—	—
Fiscal Loan Program Funds	¥58,453	¥55,544	¥45,027	¥41,418	¥52,104	¥48,418	¥60,461	¥56,783	¥48,023	¥44,187	¥72,840	¥70,397
Government Bonds Consolidation Fund	138,538	124,337	154,193	142,293	169,141	154,202	193,632	164,200	232,418	191,283	249,740	224,740
Foreign Exchange Fund	2,189	15	1,901	166	3,668	23	2,253	27	2,970	448	3,192	1,056
Local Allocation and Local Transfer Tax	61,005	60,273	64,573	63,889	67,427	66,673	69,875	68,108	72,869	70,913	73,138	71,664
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure	1,144	621	1,013	474	1,685	1,156	2,311	1,805	2,705	2,445	2,190	2,169
National Schools(a)	2,974	2,854	3,293	2,985	3,006	2,959	—	—	—	—	—	—
Welfare Insurances	39,772	39,391	40,352	40,510	40,773	41,091	42,651	42,277	57,702	52,697	45,324	45,324
Seamen’s Insurances	83	86	75	79	76	73	72	67	69	66	69	64
National Hospitals(a)	1,078	1,059	1,034	993	1,006	973	—	—	—	—	—	—
National Advanced Medical Center	—	—	—	—	—	—	150	148	169	169	158	158
National Pensions	23,354	22,063	22,069	20,729	22,698	21,210	23,313	21,917	25,249	24,448	24,873	24,873
Foodstuff Control	4,092	4,083	3,969	3,960	3,509	3,454	2,490	2,477	2,735	2,735	3,279	3,279
Agricultural Mutual Aid Reinsurance	114	47	115	52	167	142	116	88	107	77	126	114
National Forest Service	505	500	522	512	530	523	535	530	579	582	427	427
National Land Improvement	620	603	611	578	597	559	530	512	647	636	516	516
Trade Reinsurance	192	37	242	79	269	20	365	24	520	151	484	158
Compensation Reinsurance for Motor Vehicle Damages	2,967	573	868	761	819	675	544	474	303	237	178	115
Harbor Improvement	552	510	508	482	451	432	426	409	442	437	330	330
Airport Improvement	559	528	516	479	506	476	528	461	572	530	572	572
Postal Service(b)	6,976	6,985	6,752	6,741	—	—	—	—	—	—	—	—
Postal Savings(b)	12,136	10,930	13,100	10,391	—	—	—	—	—	—	—	—
Postal Life Insurance(b)	19,030	15,087	18,218	18,218	—	—	—	—	—	—	—	—
Labor Insurance	8,848	8,294	8,870	8,100	8,122	7,313	8,170	6,809	8,992	7,625	8,910	8,126
Road Construction and Improvement	5,933	5,041	5,642	4,849	5,302	4,349	5,459	4,702	5,160	5,144	3,724	3,724
Others	5,110	3,876	6,280	5,159	3,900	2,970	5,420	4,214	5,001	4,535	2,725	2,578

Total Revenues and Expenditures(c)	¥396,224	¥363,337	¥399,746	¥373,898	¥385,755	¥357,691	¥419,300	¥376,033	¥462,233	¥409,347	¥492,796	¥460,386

(a)	Accounts abolished after April 1, 2004.
(b)	Removed from the national budget as the postal services were reorganized into a public corporation effective April 1, 2003.
(c)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.
Source: Budget, Ministry of Finance.
Government Affiliated Agencies

									JFY 2005 Budget		JFY 2006 Budget
	JFY 2001		JFY 2002		JFY 2003		JFY 2004		(Revised)(a)		(Initial)

	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.

(in billions)
Total	¥6,584	¥6,628	¥5,864	¥5,997	¥5,433	¥5,206	¥5,066	¥4,563	¥5,094	¥4,699	¥4,712	¥4,284

(a)	As of the date of this prospectus supplement, the JFY 2005 provisional results are not available.
Source: Budget, Ministry of Finance.

DEVELOPMENTS REGARDING SPECIAL PUBLIC INSTITUTIONS
      The Government has been steadily promoting reform of governmental financial institutions including us. The “Outline of Administrative Reforms” approved by a cabinet meeting on December 1, 2000 requires that the businesses and organizational forms of all special public institutions, which include governmental financial institutions, undergo a thorough review.
      In the “Reorganization and Rationalization Plan for Special Public Institutions”, which was approved by a cabinet meeting on December 19, 2001, the details of reform concerning the businesses and organizational forms of special public institutions (including their abolition, integration or privatization) are indicated. With respect to our business, the following plans were presented to us:

•	We are to reduce project categories for which we provide loans as well as the aggregate loan amount which are in line with the scope of the Local Government Borrowing Program. Furthermore, we are to review our businesses based upon a consideration of the role sharing between the central government and local governments.

•	We are to increase our issuance of non-government guaranteed bonds, hence to reduce reliance on government guarantees in fundraising activities, and to decrease capital provided by the Government. Also, we are to clarify our policy objectives and to properly implement policy assessment so that such assessment is reflected in our business.
      Based on these plans, since fiscal year 2002 we have steadily reduced project categories for which we provide loans as well as the aggregate loan amount and increased our issuance of non-government guaranteed bonds.
      The Council on Economic and Fiscal Policy (“CEFP”), a multi-member organization set up in the Cabinet Office in January 2001 to deal with matters of economic and fiscal policies, announced “On the Reform of Policy-based Finance” on December 13, 2002 and presented a three-step process for implementing reform, as follows:

•	utilizing policy-based finance to support effective operation of the financial system till the end of fiscal year 2004;

•	reviewing and shaping the function, scale and organization of policy-based finance to the desired standards during a three-year preparatory period from fiscal year 2005 to fiscal year 2007; and

•	restructuring and reorganizing the policy-based finance system toward a new system from fiscal year 2008.
      Subsequently, on March 10, 2006, the Cabinet submitted an administrative reform bill to the Diet based on the “Important Policy of Admistrative Reform”, which was approved by the Cabinet on December 24, 2005 and includes proposed reforms regarding policy-based finance, special public institutions and special accounts. The bill sets out the following with respect to us:

•	We in our current form will be abolished in fiscal year 2008, and the current structure whereby we raise funds for local governments will be transformed into a new structure in which funds are raised through the capital markets and other types of financial transactions are utilized; and

•	The government will take measures to establish the necessary financial foundation for the new structure.
      Further, the bill sets out the following points to consider with respect to the implementation of the reform of policy-based finance:

•	The assets and liabilities of the present governmental financial institutions will be strictly and closely evaluated. Those assets which are unnecessary for the successor entities of the present governmental financial institutions in conducting their operations smoothly and which were directly invested by the government will revert to the national treasury.

•	The interests of borrowers or beneficiaries of other operations of governmental financial institutions or the interests of the holders of outstanding bonds issued by such financial institutions will not be unjustly violated.
      The detailed structure of the new system will be determined soon after the bill is approved.

CAPITALIZATION
      The following shows our capitalization as of March 31, 2006 (except for items “Obligations for entrusted loans”, “Fund for the improvement of operations of municipal enterprises”, “Accrued expenses payable and other payables”, “Reserves for reduced interest loans”, and “Reserves for loss on refinance of bonds”, which are shown as of March 31, 2005) and as adjusted solely to give effect to the issuance of the bonds being offered hereby. There has been no material change to our capitalization since March 31, 2006.

	Actual	As Adjusted

	(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-3.4% guaranteed bonds due 2006-2020	¥15,275,920	¥15,275,920
Non-government guaranteed private placement bonds	4,118,210	4,118,210
Non-government guaranteed public offering bonds	1,420,166	1,420,166
Government guaranteed bonds issued overseas	1,011,054	1,131,054

Total long-term bonds(1)	21,825,349	21,945,349

Obligations for entrusted loans(2)	405,272	405,272
Fund for the improvement of operations of municipal enterprises(2)	867,556	867,556
Accrued expenses payable and other payables(2)	17,748	17,748
Reserves for reduced interest loans(2)	151,437	151,437
Reserves for loss on refinance of bonds(2)	2,285,075	2,285,075
Capital(3)	16,600	16,600

Total capitalization	¥25,569,037	¥25,689,037

(1)	Includes current maturities.

(2)	The amounts for “Obligations for entrusted loans”, “Fund for the improvement of operations of municipal enterprises”, “Accrued expenses payable and other payables”, “Reserves for reduced interest loans”, and “Reserves for loss on refinance of bonds” are as of March 31, 2005, because the corresponding figures as of March 31, 2006 are not available as of the date of this prospectus supplement.

(3)	Our capital is wholly owned by the Japanese Government and is not represented by shares.
      Based on the Japanese Government’s initial budget for the fiscal year ending March 31, 2007, we currently plan to raise an aggregate amount of ¥1,805 billion from issuances of long-term bonds for the same fiscal year, of which ¥870 billion is expected to be raised from government guaranteed bonds issued domestically, ¥130 billion from government guaranteed bonds issued overseas, ¥420 billion from non-guaranteed public offering bonds and ¥385 billion from non-guaranteed private placement bonds.

SUMMARY FINANCIAL INFORMATION
      The following financial information of Japan Finance Corporation for Municipal Enterprises should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 18-K incorporated by reference in the accompanying prospectus.
Statement of Income Data

	Years ended March 31,

	2004	2005

	(in millions)
Revenues
Interest on loans
Interest on long-term loans	¥861,938	¥822,311
Interest on loans in process	0	1
Interest on short-term loans	0	0

	861,938	822,312

Fees for entrusted loans	276	280
Government subsidies	0	0
Interest on deposits	58	50
Interest on securities	0	0
Profit on securities sold	55	27
Miscellaneous interest received	0	0
Miscellaneous income	713	556
Transfer from fund for the improvement of operations of municipal enterprises	6,100	3,659
Gains on sales of fixed assets	0	302
Reversal of reserves for reduced interest loans	24,178	23,465

Total revenues	¥893,318	¥850,652

Expenses
Interest on bonds	¥542,452	¥477,873
Interest on short-term borrowing	0	0
Miscellaneous interest payments	347	347
Office expenses	1,674	1,796
Bond-issuing expenses	5,456	4,052
Depreciation	55	65
Amortization of deferred bond expenses	12,100	12,503
Miscellaneous losses	2	1
Loss on disposal of fixed assets	60	36
Loss on bond redemption	0	14,863
Provision for reserves for reduced interest loans	58,492	54,030
Provision for reserves for loss on refinance of bonds	272,681	285,087

Total expenses	¥893,318	¥850,652

Balance Sheet Data

	As of March 31,

	2004	2005

	(in millions)
Assets
Long-term loans	¥24,888,435	¥25,024,051
Entrusted loans	414,616	405,272
Cash and deposits	586,073	665,836
Securities	129,999	—
Accrued income	24,799	23,611
Other assets	2,581	2,570

Total asset	¥26,046,503	¥26,121,340

Liabilities and Capital
Bonds	¥22,614,091	¥22,377,652
Obligations for entrusted loans	414,616	405,272
Accrued expenses	12,880	12,540
Deferred income	6,847	5,205
Other payables	2	3
Funds for the improvement of operations of municipal enterprises	860,607	867,556
Reserves for reduced interest loans	120,872	151,437
Reserves for loss on refinance of bonds	1,999,988	2,285,075
Capital	16,600	16.600

Total liabilities and capital	¥26,046,503	¥26,121,340

USE OF PROCEEDS
      We will use the net proceeds of the issue of the bonds, which we estimate will be approximately ¥119,540,422,000, for our general financing purposes.
DESCRIPTION OF THE BONDS AND GUARANTEE

      The following terms of the bonds and the guarantee of Japan supplement the description of the general terms of our debt securities under “Description of the Debt Securities and Guarantee” in the accompanying prospectus. For more information you should refer to the fiscal agency agreement relating to the bonds, a copy of the form of which is filed as an exhibit to Registration Statement No. 333-123757 and a copy of the final form of which will be filed as an exhibit to an amendment to our annual report on Form 18-K to be filed on or about April 28, 2006.
General

      The bonds will be issued pursuant to a fiscal agency agreement, dated as of April 28, 2006, among us, Japan, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as fiscal agent, principal paying agent and transfer agent, Union Bank of California, N.A., as U.S. representative of the fiscal agent, in an aggregate principal amount of ¥120,000,000,000, and will mature on May 9, 2016.

      The bonds will bear interest at the rate per year shown on the front cover of this prospectus supplement from May 9, 2006, payable in equal semi-annual installments. The interest payment date is May 9 and November 9, commencing November 9, 2006. Interest will be payable to the person in whose name the bond is registered at the close of business on the first calendar day of the month in which the interest payment occurs. Whenever it is necessary to compute any amount of accrued interest with respect to the bonds for a period of less than one full year, other than with respect to regular annual interest payments, that interest will be calculated on the basis of the actual number of days in the period and a year of 365 days.
      If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) the City of New York, London and Tokyo.

      Other than as described below under “— Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.

      Japan will unconditionally and irrevocably guarantee the payment of principal of, interest on and any additional amounts of the bonds.

      The bonds will be direct unsecured obligations of JFM and as among themselves will rank pari passu and be payable without any preference or priority.
      Additional terms of the bonds and the guarantee of Japan are described in the accompanying prospectus under “Description of the Debt Securities and Guarantee”.
      The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, has its office at 12-15 Finsbury Circus, London EC2M 7BT. Under the fiscal agency agreement, the fiscal agent will act in part through its U.S. representative, Union Bank of California, N.A., which has an office at 551 Madison Avenue, 11th Floor, New York, NY 10022. In acting as the fiscal agent for the bonds, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch (or its U.S. representative, as applicable), is the agent of JFM and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent.

      The initial yield on the bonds is 2.017% per year. This yield is calculated on the issue date of the bonds on the basis of the issue price of the bonds. It is not an indication of future yield.

Additional Amounts
      We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan, unless the withholding or deduction of taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the bonds after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction.
      We will not, however, be obligated to pay any additional amounts:

•	to, or to a third party on behalf of, any beneficial owner of a bond that is a non-resident of Japan or a non-Japanese corporation and is liable for such taxes by reason of such beneficial owners having some connection with Japan other than the mere holding of, or the enforcement of its rights under, the bond; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to provide, or have provided, to the fiscal agent, certain information necessary to establish an exemption from withholding or deduction, as provided in the fiscal agency agreement; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that is for Japanese tax purposes treated as a resident of Japan or a Japanese corporation, except for

•	a “designated financial institution” that complies with the requirement to provide the exemption information or to submit a “claim for exemption”; and

•	a resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as exempt from taxes to be withheld or deducted by reason of such resident or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•	more than 30 days after the Relevant Date, except to the extent that any beneficial owner of a bond would have been entitled to additional amounts for payment at the expiration of such 30-day period. By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “— Redemption”; or

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26 to 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	to, or to a third party on behalf of, a beneficial owner of this bond who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a Member State of the European Union.
      Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “participant”, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner of the bond is

•	a non-resident of Japan or a non-Japanese corporation or

•	a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Law (Law No. 26 of 1957, as amended), and the cabinet order (Cabinet Order No. 43 of March 31, 1957, as amended), which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a participant with the custody of the bond, provide certain “exemption information” prescribed by the law to enable the participant to establish that the beneficial owner is exempted from the requirement for taxes to be withheld or deducted and advise the participant if that beneficial owner ceases to be exempted.

      Where a bond is not held by a participant, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner is

•	a non-resident of Japan or a non-Japanese corporation or

•	a designated financial institution,
that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), which we refer to as a “claim for exemption”, in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest and

•	the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence showing that the beneficial owner is a non-resident of Japan or a non-Japanese corporation or a designated financial institution.
Redemption
      We may redeem all, but not less than all, of the bonds if:

•	there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan or

•	there is any change in the official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “— Additional Amounts”.
      Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “— Notices” below and

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.
      The redemption price for each bond will be equal to the 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “— Additional Amounts”.
Form, Denominations and Registration

      All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch as the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream, Luxembourg.

      Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on or about May 9, 2006 with Union Bank of California, N.A. as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.

      The international global bond has been assigned an ISIN number of XS0252567515 and a Common Code number of 025256751. The DTC global bond has been assigned an ISIN number of US471060AP84 and a CUSIP number of 471060AP8.
      Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Such beneficial interests will be in denominations of ¥10,000,000 and integral multiples thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, Luxembourg, if you are a participant in these systems, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.
      Persons who are not DTC, Euroclear, or Clearstream, Luxembourg participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg only through direct or indirect participants in DTC, Euroclear or Clearstream, Luxembourg. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, Luxembourg and, if such person is not a participant in DTC, Euroclear or Clearstream, Luxembourg, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Payment
      Owners of beneficial interests in the global bonds will receive all payments in Japanese yen.
      Payment of principal of and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, Luxembourg, or the nominee thereof, as the case may be, as the registered owners of the global bonds.
      Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to bonds held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.
      Any moneys held by the fiscal agent in respect of the bonds and remaining unclaimed for two years after the amount became due and payable shall be returned to us, and the holder of these bonds may thereafter look only to us for any payment to which such holder may be entitled.
Currency Conversions
      Initial investors will be required to pay for the bonds in Japanese yen.
      We will pay principal and interest payments on the bonds in Japanese yen, but owners of beneficial interests in global bonds held through DTC, other than Euroclear and Clearstream, Luxembourg, will receive payments in U.S. dollars unless they elect to receive payments in Japanese yen. If a holder through DTC has not made such an election, payments to the holder will be converted to U.S. dollars by the fiscal agent. All costs of conversion will be borne by the holder by deduction from the payments. The U.S. dollar amount of any payment of principal or interest received by a holder not electing payment in Japanese yen will be the amount of Japanese yen otherwise payable exchanged into U.S. dollars at the ¥/U.S. dollar rate of exchange prevailing as near as practicable to 11:00 a.m. (London time) but no later than 3:00 p.m. (London time) on the day which is two Business Days (as defined below) prior to the relevant payment date, less any costs incurred by the fiscal agent for such conversion, to be shared pro rata among the owners of beneficial interests in the global bonds accepting U.S. dollar payments in the proportion of their respective holdings, all in accordance with the fiscal agency agreement.
      If an exchange rate bid quotation is not available, the fiscal agent will obtain a bid quotation from a leading foreign exchange bank in London selected by the fiscal agent for that purpose after consultation with us. If no bid quotation from a leading foreign exchange bank is available, payment will be in Japanese yen to the account or accounts specified by DTC to the fiscal agent. Until the account or accounts are so specified, the funds held by the fiscal agent will bear interest at the rate of interest quoted by the fiscal agent for deposits with it on an overnight basis to the extent that the fiscal agent is reasonably able to reinvest such funds.
      The owner of a beneficial interest in the global bonds held through a participant of DTC (other than Euroclear or Clearstream, Luxembourg) may elect to receive payment or payments under a global bond in Japanese yen by notifying the DTC participant through which its bonds are held of (1) the investor’s election to receive all or a portion of the payment in Japanese yen, and (2) wire transfer instructions to a Japanese yen account located in Japan on or prior to the applicable record date or at least fifteen calendar days prior to maturity, as the case may be. DTC must be notified of an election and wire transfer instructions on or prior to the third Business Day (as defined below) after the record date for any payment of interest and 12 days prior to the payment of principal on the bonds. DTC will notify the fiscal agent of an election and wire transfer instructions on or prior to the fifth Business Day after the record date for payment of interest and the tenth Business Day prior to the payment date for the payment of principal on the bonds. If complete instructions are forwarded to DTC through DTC participants and by DTC to the fiscal agent on or prior to such dates, such investor will receive payment in Japanese yen outside DTC; otherwise, only U.S. dollar payments will be made by the fiscal agent to DTC. All costs of conversion will be borne by holders of beneficial interests in the global bonds receiving U.S. dollars by deduction from those payments.
      The term “Business Day” means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, London and Tokyo.
      Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them, as described under “Foreign Exchange Considerations” and “Risk Factors — Exchange Rate Risk”.

Further Issues
      We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

•	the payment of interest accruing prior to the issue date of any further bonds or

•	the first payment of interest following the issue date of any further bonds, so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.
Prescription

      Bonds will become void unless surrendered for payment within a period of ten years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.
Meeting of Bondholders
      The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.
Exchange of Interests in Global Bonds for Bond Certificates
      Except in the limited circumstances described below, owners of beneficial interests in global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive form and will not be considered owners or holders hereof under the fiscal agency agreement.
      Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or its successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary, in which case notice will be given as described below in “— Notices”.
      Registration of title to international bonds initially represented by the international global bond in a name other than the nominee of the common depositary for Euroclear and Clearstream, Luxembourg will not be accepted unless Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business, in which case notice will be given as described below in “— Notices”.
      We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bond certificates in exchange for the global bonds. Bonds issued in certificated form will be issued only in fully registered form, without coupons, in denominations of ¥10,000,000 and integral multiples thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, Luxembourg, as the case may be, shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive bonds as described below. Exchange of permanent global bonds for definitive bonds will be made free of charge for the bondholders.
      Distribution of principal and interest on any certificated bonds will be made by the fiscal agent directly to registered holders of the certificated bonds in accordance with the procedures described in this prospectus supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the certificated bonds in whose names the certificated bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the fiscal agent. The fiscal agent will provide notice to registered holders mailed not later than fifteen (15) days before such final distribution.
      Certificated bonds will be transferable and exchangeable at the offices of the fiscal agent or at the offices of our other agents in The City of New York or London. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. Neither the fiscal agent nor any transfer agent will be required to (a) exchange or register the transfer of any certificated bonds selected for redemption; or (b) exchange or register the transfer of certificated bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such certificated bonds.
Notices
      All notices will be published in a daily newspaper in English of general circulation in London (expected to be the Financial Times) and in New York (expected to be The Wall Street Journal), provided that for so long as any bonds are represented by global bonds notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, Luxembourg, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different date, on the first date on which publication is made.

GLOBAL CLEARANCE AND SETTLEMENT
      Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of JFM, Japan and the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      DTC, Euroclear and Clearstream, Luxembourg have advised as follows:
The Clearing Systems
  DTC
      DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.
      DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.
      Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.
  Euroclear and Clearstream, Luxembourg
      Euroclear and Clearstream, Luxembourg hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the underwriters. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.
Initial Settlement
      Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.
      Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders on the settlement date against payment in same-day funds.
Secondary Market Trading
      Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
  Trading Between Euroclear and/or Clearstream, Luxembourg Participants
      Secondary market sales of book-entry interests in the bonds held though Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures for Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional Eurobonds.
  Trading Between DTC Participants
      Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.
  Trading Between DTC Seller and Euroclear/Clearstream, Luxembourg Purchaser
      When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian, Union Bank of California, N.A., will instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•	increase the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

  Trading Between Euroclear/Clearstream, Luxembourg Seller and DTC Purchaser
      When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will:

•	transmit appropriate instructions to the custodian, Union Bank of California, N.A., who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.
      Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of JFM, the fiscal agent, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the U.S. Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described above.
      So long as the international global bond is held on behalf of Euroclear and Clearstream, Luxembourg or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

TAXATION
Additional Japanese Taxation Considerations
      The following description of Japanese taxation (limited to national taxes) applies to interests on the Debt Securities issued by JFM outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.
      Tax Withholding Rules. Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:
      • If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with no permanent establishment within Japan;

—	A non-Japanese corporation with no permanent establishment within Japan; or

—	A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

—	If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Euroclear System, Clearstream Banking, société anonyme and The Depository Trust Company, or a certain financial intermediary prescribed by the Special Taxation Measures Law of Japan and the relevant cabinet order thereunder (such Law, cabinet order and the related ministerial regulation are called the “Law”), the requirement to provide certain information prescribed by the Law (“Exemption Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

—	If the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JFM of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. Non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFM are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” in advance through JFM to the relevant tax authority before payment of interest.
      • If the recipient of interest on any Debt Securities is:

—	A Japanese bank;

—	A Japanese insurance company;

—	A Japanese securities company; or

—	Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of the Special Taxation Measures Law,

and such recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding. The recipient will, however, be subject to regular corporate tax with respect to such interest.

      • If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with a permanent establishment within Japan; or

—	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFM of income tax at the rate of 15%, provided that the recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

—	Japanese banks;

—	Japanese insurance companies;

—	Japanese securities companies;

—	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 8, Paragraphs 1 and 2 of the Special Taxation Measures Law (such institutions, together with Japanese banks, insurance companies and securities companies, are called “Specified Financial Institutions”); or

—	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

—	A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

—	A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding on such portion of interest as is prescribed by the relevant cabinet order. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%.
      Capital Gains, Inheritance and Gift Taxes. Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.
Taxation of Nonresident Investors
      Payment of interest on the bonds outside Japan by us or the paying agent to a beneficial owner that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes (a “nonresident holder”) will not be subject to Japanese withholding tax, provided that the beneficial owner complies with procedures for establishing its status as a nonresident holder in accordance with the requirements of Japanese law.

      In the event that new rules or official interpretations are adopted that apply to interest on outstanding securities and do not provide for an exemption from withholding tax for the bonds, nonresident holders generally will be entitled to receive additional amounts as described under “Description of the Bonds and Guarantee — Additional Amounts”, and we will be entitled to redeem the bonds as described under “Description of the Bonds and Guarantee — Redemption”.
      Under current Japanese practice, we and the paying agent may determine our withholding obligations in respect of bonds held through a qualified clearing organization in reliance on certifications received from such an organization, and need not obtain certifications from the ultimate beneficial owners of such bonds. As part of the procedures under which such certifications are given, a beneficial owner may be required to establish that it is a nonresident holder to the person or entity through which it holds the bonds. A nonresident holder that holds securities otherwise than through a qualified clearing organization may, in general, be required to deliver a duly completed claim for exemption from Japanese withholding tax, and to provide documentation concerning its identity and residence, to the paying agent in order to receive interest from the paying agent free of Japanese withholding tax. We and the paying agent may adopt modified or supplemental certification procedures to the extent necessary to comply with changes in, or as otherwise permitted under, Japanese law or administrative practice.
Additional United States Taxation Considerations
      This section describes the material United States federal income tax consequences of owning the bonds we are offering. It supplements the discussion of tax consequences under “Description of the Debt Securities and Guarantee — United States Taxation” in the accompanying prospectus. It applies to you only if you acquire bonds in the offering at the offering price and you hold your bonds as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns bonds that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns bonds as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
      If a partnership holds the bonds, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the bonds should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the bonds.
Please consult your own tax advisor concerning the consequences of owning these bonds in your particular circumstances under the Code and the laws of any other taxing jurisdiction.
      This section describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a bond and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
If you are not a United States holder, this section does not apply to you.
Payments of Interest
      You will be taxed on any interest on your bond as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.
      Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.
      Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.
      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.
      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your bond, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.
Purchase, Sale and Retirement of the Bonds
      Your tax basis in your bond will generally be the U.S. dollar cost, as defined below, of your bond. If you purchase your bond with yen, the U.S. dollar cost of your bond will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your bond is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your bond will be the U.S. dollar value of the purchase price on the settlement date of your purchase.
      You will generally recognize gain or loss on the sale or retirement of your bond equal to the difference between the amount you realize on the sale or retirement and your tax basis in your bond. If your bond is sold or retired for an amount in yen, the amount you realize will be the U.S. dollar value of such amount on the date the bond is disposed of or retired, except that in the case of a bond that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the yen on the settlement date of the sale.
      You will recognize capital gain or loss when you sell or retire your bond, except to the extent:

•	attributable to accrued but unpaid interest, or

•	attributable to changes in exchange rates as described below.
Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.
      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a bond as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.
Exchange of Amounts in Other Than U.S. Dollars
      If you receive yen as interest on your bond or on the sale or retirement of your bond, your tax basis in the yen will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase yen, you generally will have a tax basis equal to the U.S. dollar value of the yen on the date of your purchase. If you sell or dispose of yen, including if you use it to purchase bonds or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.
Treasury Regulations Requiring Disclosure of Reportable Transactions
      Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the bonds are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the bonds in connection with a U.S. trade or business) that recognizes a loss with respect to the bonds that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of bonds.

UNDERWRITING
      Subject to the terms and conditions set forth in the underwriting agreement dated April 28, 2006 we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Deutsche Bank AG, London Branch, Merrill Lynch International and Nomura International plc are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount

Deutsche Bank AG, London Branch	¥37,600,000,000
Merrill Lynch International	¥37,600,000,000
Nomura International plc	¥37,600,000,000
BNP Paribas	¥1,200,000,000
Citigroup Global Markets Limited	¥1,200,000,000
Credit Suisse Securities (Europe) Limited	¥1,200,000,000
Goldman Sachs International	¥1,200,000,000
Mizuho International plc	¥1,200,000,000
Morgan Stanley & Co. International Limited	¥1,200,000,000
Total	¥120,000,000,000
      The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.
      The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
      The underwriters propose to offer some of the bonds directly to the public at the price to the public set forth on the cover page of this prospectus supplement and some of the bonds to certain securities dealers at the price to the public less a concession of 0.075% of the principal amount of the bonds. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.
      In connection with the issue of any bonds, Nomura International plc (the “Stabilizing Manager”) or persons acting on behalf of the Stabilizing Manager may over-allot bonds (provided that the aggregate principal amount of the bonds allotted does not exceed 105% of the aggregate principal amount of the bonds) or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager, or persons acting on behalf of the Stabilizing Manager, will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds.
      We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.
      Each of the underwriters has agreed to act through its respective U.S. affiliate or other U.S. broker-dealer, when offering the bonds for sale in the United States.
      The bonds are exempt from the requirement for registration under the Securities and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “Securities and Exchange Law”) and are subject to the Special Taxation Measures Law of Japan (Law No. 26 of 1957) (as amended) (the “Special Taxation Measures Law”). Each of the underwriters has represented and agreed that:

(i)	except where permitted under (ii) below, it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, bonds in Japan or to, any person resident in Japan, including any corporation or entity organized under the laws of Japan; and

(ii)	it has not, directly or indirectly, offered or sold and will not (a) as part of its distribution at any time and (b) otherwise until forty (40) days after the date of issue, directly or indirectly offer or sell bonds to any person other than a Gross Recipient.
      A “Gross Recipient” for this purpose is:

•	a beneficial owner that is not an individual resident of Japan or Japanese corporation for Japanese tax purposes;

•	a Japanese financial institution, designated in Article 3-2 Paragraph 19 of the Cabinet Order relating to the Special Taxation Measures Law (Cabinet Order No. 43 of 1957) (as amended) (the “Cabinet Order”) that will hold bonds for its own proprietary account; or

•	an individual resident of Japan or a Japanese corporation whose receipt of interest on the bonds will be made through a payment handling agent in Japan as defined in Article 2-2 Paragraph 2 of the Cabinet Order.
      Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.

      Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us or Japan except as set forth in the underwriting agreement.
      Each underwriter has represented, warranted and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to us or Japan; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.
      The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.
      We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Also, we have agreed to reimburse the underwriters for their expenses in connection with this offering.

      Certain of the underwriters from time to time have performed various investment and commercial banking services for us in the ordinary course of its business. We may engage in a currency hedging transaction directly or indirectly with some of the representatives in connection with the bonds offered hereby.

      We expect that delivery of the bonds will be made on or about May 9, 2006, which is the 7th business day following the date of this prospectus supplement (this settlement cycle being referred to as (“T+7”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three (3) business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding three business days will be required, by virtue of the fact that the bonds initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

VALIDITY OF SECURITIES
      The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Nagashima Ohno & Tsunematsu. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Sullivan & Cromwell LLP. In giving their opinions, Sullivan & Cromwell LLP may rely as to matters of Japanese law upon the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.
AUTHORIZED AGENTS IN THE UNITED STATES
      The authorized agent in the United States for JFM, for the purpose of the United States Securities Act of 1933, is Donald J. Puglisi, whose address is: Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715. The authorized agents for Japan are Nobuchika Mori and Kenya Ozawa, whose address is Ministry of Finance, Government of Japan New York Representative Office, One Chase Manhattan Plaza 59th Floor, New York, New York 10005 and Tetsuo Kabe, whose address is the Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.
GENERAL INFORMATION

      The listing of the bonds on the Official List of the UK Listing Authority will be expressed as a percentage of their principal amount, exclusive of accrued interest. It is expected that listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the Gilt Edged and Fixed Interest Market of the London Stock Exchange will be granted on or before May 5, 2006, subject only to the issue of the bonds. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for settlement in yen and for delivery on the third working day after the day of the transactions.
      We expect, but are not obligated to holders of the bonds, to maintain a listing of the bonds on the Official List of the UK Listing Authority and an admission to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. Changed circumstances, including changes in listing requirements, could result in suspension or removal of our listing, or cause us to conclude that continued listing of the bonds is unduly burdensome. For example, Directive of the European Parliament and of the Council on the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union (2004/109/EC, the “Transparency Directive”), has been adopted for implementation by the member states of the European Union. If the Transparency Directive is implemented in the United Kingdom in a manner that would require us to publish our financial statements according to accounting principles or standards that are not equivalent to those under the Law Concerning the Budget and Settlement of Accounts of Public Corporations and the regulations thereunder which are applicable to certain Japanese public corporations such as JFM or that would otherwise impose requirements on us that we in good faith determine are unduly burdensome, we may take steps to procure the delisting of the bonds from the Official List of the UK Listing Authority and withdrawal of admission to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market. In such event, we may, but are not required to, seek an alternative admission to listing, trading and/or quotation for the bonds by another listing authority, exchange and/or system within or outside the European Union, as we may decide. An alternative admission may not be available to us or may, in our opinion, be unduly burdensome. Alternatively, we may take steps to transfer the admission to trading of the bonds to an exchange-regulated market (a market which is not a regulated market for the purposes of the Investment Services Directive) within the London Stock Exchange or elsewhere in the European Union.
      Notice of any delisting and/or alternative admission will be given as described in “Description of the Bonds and Guarantee — Notices”, and a copy of the notice will be provided to the UK Listing Authority and the London Stock Exchange. Delisting the bonds or the transfer of admission or admission to trading of the bonds to an exchange-regulated market in the European Union may have a material effect on the ability of a holder of the bonds to continue to hold the bonds and/or to resell the bonds held by it in the secondary market.

      On April 28, 2006, the Minister of Finance of Japan consented to the giving of Japan’s guarantee with respect to the bonds, upon our application dated April 21, 2006. On January 25, 2006, our Governor authorized the issuance of the bonds pursuant to Article 10, Paragraph 1 of the Japan Finance Corporation for Municipal Enterprises Law (Law No. 83 of 1957).

      There has been no significant change in our financial position since March 31, 2005, the date of the most recent published audited financial statements of Japan Finance Corporation for Municipal Enterprises.

      There has been no significant change in Japan’s public finance and trade data since March 31, 2005.

      The bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (Common Code: 025256751; ISIN: XS0252567515; CUSIP: 471060AP8). The address for DTC is 55 Water Street, New York, N.Y. 10041. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg.

      The bonds are assigned a rating of “Aaa” by Moody’s Investors Service, Inc. and a rating of “AA-” by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the relevant rating organization.

      We are not, nor have been, involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened, of which we are aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on our financial position.

      Japan is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Japan is aware) during the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on Japan’s financial position.

      The contact address and telephone number for Japan for the purposes of this document is: Market Finance Division, Financial Bureau, Ministry of Finance, 3-1-1 Kasumigaseki, Chiyoda-ku, Tokyo 100-8940, Japan, telephone number: 81-3-3581-4111.

      The contact address and telephone number of JFM for the purposes of this document is: Shisei Kaikan (Municipal Research Building), 1-3 Hibiya Koen, Chiyoda-ku, Tokyo 100-0012, Japan, Attention: Finance Division, Treasury Department, telephone number: 81-3-3539-2690.
      The Securities and Exchange Commission (“SEC”) maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the SEC. Our Internet site is www.jfm.go.jp. The information on the website is not incorporated by reference into this Prospectus Supplement.
      The names of the Governor, the Senior Executive Directors, and the Auditor of Japan Finance Corporation for Municipal Enterprises are as follows:
     Governor
          Yuji Watanabe
     Senior Executive Directors
          Isao Kimura
          Takeshi Iijima
          Toshiharu Ishiki
          Katsumi Hara
     Auditor
          Isao Hashimoto
      All of the officers are engaged by us on a full-time basis except for Mr. Katsumi Hara. The business address of all of the above persons is our head office.

      We estimate that the amount of expenses related to the admission of the bonds to trading on the Gilt Edged and Fixed Interest Market of the London Stock Exchange to be approximately ¥208,909,000.

      Where information in this document has been sourced from third parties, this information has been accurately reproduced and as far as we are aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used.

      For the period of 12 months starting on the date hereof, copies (and English translation where the documents in question are not in English) of the following documents will be available, during usual business hours on any weekday (Saturday and public holidays excepted) for inspection, and you may obtain copies of the annual reports and the audited financial statements referred to in clauses (ii), (iii) and (viii) below, at the specified office of the fiscal agent in London:

(i)	English translation of the Japan Finance Corporation for Municipal Enterprises Law;

(ii)	the Annual Reports on Form 18-K for Japan Finance Corporation for Municipal Enterprises for the years ended March 31, 2004 and 2005 and all subsequent years and the annual reports on Form 18-K for Japan for the years ended March 31, 2004 and 2005 (we do not produce any interim reports);

(iii)	the audited financial statements of the Japan Finance Corporation for Municipal Enterprises for the years ended March 31, 2004 and 2005, and the audit reports in respect thereof which are included in the Annual Reports on Form 18-K for the Japan Finance Corporation for Municipal Enterprises for the respective years, described in clause (ii) above (we do not prepare financial statements for interim periods);

(iv)	a copy of this document and the accompanying prospectus (including all documents incorporated by reference);

(v)	the fiscal agency agreement;

(vi)	the underwriting agreement referred to above;

(vii)	the executed guarantee; and

(viii)	Japan’s Annual Report on Form 18-K for the year ended March 31, 2005 containing Japan’s financial information for the fiscal years ended March 31, 2004 and 2005 and Japan’s Budget for the fiscal year ending March 31, 2006.
      The bonds will bear the following legends:
      “Interest payments on this bond will be subject to Japanese withholding tax unless the holder establishes that this bond is held by or for the account of a holder that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes or is a designated Japanese financial institution described in Article 6 of the Special Taxation Measures Law of Japan.
      Interest payments on this bond to an individual resident of Japan or a Japanese corporation not described in the preceding paragraph will be subject to deduction of Japanese income tax at a rate of 15% of the amount specified in subparagraphs (A) or (B) below, as applicable:

(A)	if interest is paid to an individual resident of Japan or to a Japanese corporation (except as provided in subparagraph (B) below), the amount of such interest;

(B)	if interest is paid to a public corporation, a financial institution or a securities company through a payment handling agent in Japan, as provided in Article 3-3, Paragraph 6 of the Special Taxation Measures Law of Japan, the amount of such interest minus the amount provided in the Cabinet Order relating to said Paragraph 6.”
      A Japanese resident or a Japanese entity with a payment handling agent in Japan for receiving payment of interest on the bonds is exempt from withholding tax by us, but withholding tax will be deducted by such payment handling agent unless certain exemptions are applicable. Failure to notify the paying agent of such tax exemption status due to receipt of interest through a payment handling agent in Japan in a timely manner may result in certain double withholding tax.
      The EU has adopted a Council Directive (Council Directive 2003/48/EU, the “Savings Tax Directive”) regarding the taxation of savings income. The Savings Tax Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.
      Nikko Cordial Corporation and Citigroup Inc. have established a series of business alliances in respect of Japan related activities. Citigroup Global Markets Limited is authorized to conduct Japan related business under the name Nikko Citigroup.

PROSPECTUS
Japan Finance Corporation for
Municipal Enterprises
(Issuer)
Japan
(Guarantor)
$1,505,794,392
Debt Securities
         Japan Finance Corporation for Municipal Enterprises (“JFM”) will provide specific terms of these securities in supplements to this Prospectus (“Prospectus Supplements”). You should read this Prospectus and any Prospectus Supplement carefully before you invest. This Prospectus may not be used to make offers or sales of securities unless accompanied by a Prospectus Supplement.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is April 8, 2005.

ABOUT THIS PROSPECTUS
      This Prospectus is part of a registration statement that JFM and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, JFM may, from time to time, sell debt securities (“Debt Securities”) described in this Prospectus in one or more offerings up to a total dollar amount of $1,505,794,392. This Prospectus provides you with a general description of the Debt Securities JFM may offer. Each time JFM sells Debt Securities under this shelf process, JFM will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and the relevant Prospectus Supplement together with additional information under the heading “Where You Can Find More Information”.
      Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.
      None of JFM, Japan or the underwriters of the Debt Securities to which any particular Prospectus Supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this Prospectus or such a Prospectus Supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by JFM, Japan or such underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

ii

WHERE YOU CAN FIND MORE INFORMATION
      JFM and Japan file annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about JFM and Japan, and may be accompanied by exhibits. You may read and copy any document JFM and Japan file with the Commission at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission.
      The Commission allows JFM and Japan to “incorporate by reference” the information JFM and Japan file with the Commission, which means that JFM and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Prospectus. JFM and Japan incorporate by reference the documents listed below:

•	JFM’s and Japan’s Annual Reports on Form 18-K for the year ended March 31, 2004; and

•	All amendments to JFM’s and Japan’s Annual Reports on Form 18-K for the year ended March 31, 2004 filed prior to the date of this Prospectus.
      JFM and Japan also incorporate by reference all future annual reports and amendments to annual reports, and any other information JFM and Japan file with the Commission pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934 until it sells all of the Debt Securities. Each time JFM or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

      You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling JFM. Written requests for such documents should be directed to Japan Finance Corporation for Municipal Enterprises, Shisei Kaikan (Municipal Research Building), 1-3 Hibiya Koen, Chiyoda-ku, Tokyo 100-0012, Japan, Attention: Funds Division, Funds and Accounting Department. JFM’s Funds Division telephone number is 81-3-3539-2698. The Internet site of JFM is www.jfm.go.jp. The information on the website is not incorporated by reference into this Prospectus.
JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES

      JFM was established in 1957 under the Japan Finance Corporation for Municipal Enterprises Law as a governmental financial institution. JFM’s purpose is to provide low-cost, long-term funds for projects undertaken by municipal enterprises and for certain construction projects undertaken by local governments and local public corporations established by local governments. JFM raises funds from the private sector through the issuance of bonds.

      The Japanese Government owns all of JFM’s capital, and JFM is subject to government control and supervision. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes JFM’s annual budget of revenues and expenditures. The Minister for Internal Affairs and Communications and the Minister of Finance appoint JFM’s Governor and Auditor.
JAPAN
      Japan is a mountainous island country in the western Pacific, with a population of over 127 million. Japan has a parliamentary form of government. The Diet, which consists of a House of Representatives and a House of Councillors, holds the legislative power.

APPLICATION OF PROCEEDS
      JFM will use the net proceeds from the sale of the Debt Securities for its general financing purposes.
DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE
      The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). JFM has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete, and you should refer to such exhibits for more complete information.
General
      From time to time, JFM may authorize and issue Debt Securities in one or more series. The Prospectus Supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency, any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.
      If JFM issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the Prospectus Supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.
      JFM and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable Prospectus Supplement, but JFM and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. JFM and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of JFM and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.
Rank of Debt Securities
      The Debt Securities will be unsecured. At the time of issuance they will rank at least equally in right of payment with all other indebtedness of JFM, except that the Japanese Civil Code grants certain preferential rights, such as preferential rights of employees to wages, to certain specified types of creditors.
      Under the Japan Finance Corporation for Municipal Enterprises Law, the holders of notes JFM issues, including the holders of Debt Securities, will have the benefit of a preferential right to be repaid prior to JFM’s other unsecured obligations (with the exception of obligations in respect of national and local taxes and certain other statutory exception).
Guarantee of Japan

      Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by JFM, without making prior demand upon or seeking to enforce remedies against JFM.
      Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee.
Redemption
      If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of JFM, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.
Japanese Taxation
      The following description of Japanese taxation (limited to national taxes) applies to interests on the Debt Securities issued by JFM outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.
      Tax Withholding Rules. Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:
      • If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with no permanent establishment within Japan;

—	A non-Japanese corporation with no permanent establishment within Japan; or

—	A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

—	If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Euroclear System, Clearstream Banking, société anonyme and The Depository Trust Company, or a certain financial intermediary prescribed by the Special Taxation Measures Law of Japan and the relevant cabinet order thereunder (such Law, cabinet order and the related ministerial regulation are called the “Law”), the requirement to provide certain information prescribed by the Law (“Exemption Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

—	If the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JFM of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. Non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFM are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” in advance through JFM to the relevant tax authority before payment of interest.

      • If the recipient of interest on any Debt Securities is:

—	A Japanese bank;

—	A Japanese insurance company;

—	A Japanese securities company; or

—	Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of the Special Taxation Measures Law,

and such recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding or otherwise. The recipient will, however, be subject to regular corporate tax with respect to such interest.
      • If the recipient of interest on any Debt Securities is:

—	A non-resident of Japan with a permanent establishment within Japan; or

—	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFM of income tax at the rate of a 15%, provided that the recipient complies with, among others, the requirement to provide the Exemption Information or to submit the Claim for Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s other Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

—	Japanese banks;

—	Japanese insurance companies;

—	Japanese securities companies;

—	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph 6 of the Special Taxation Measures Law (such institutions, together with Japanese banks, insurance companies and securities companies, are called “Specified Financial Institutions”); or

—	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

—	A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

—	A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding or otherwise on such portion of interest as is prescribed by the relevant cabinet order. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese

Custodian of income tax at the rate of 15%. Any interest on Debt Securities received during the period such Debt Securities are held by a Japanese Payment Handling Agent will not be subject to the withholding by JFM of income tax at the rate of 15%.

      Capital Gains, Inheritance and Gift Taxes. Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation are generally not subject to Japanese income or corporate tax. Gains derived from the sale in Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation not having a permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.
United States Taxation
      For special United States federal income tax and other considerations applicable to particular issues of Debt Securities (such as Debt Securities issued with original issue discount or Debt Securities denominated in a currency other than the United States dollar), you should read a further description of such considerations in the Prospectus Supplement relating thereto. You should note that the following description of United States taxation is not exhaustive.
      United States Holders. Interest on the Debt Securities will not be exempt from United States taxation generally. In the opinion of Sullivan & Cromwell LLP, interest paid by JFM on the Debt Securities constitutes income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.
      Non-United States Holders. In the opinion of Sullivan & Cromwell LLP, and subject to the discussion of backup withholding below, interest on the Debt Securities is currently exempt from United States federal income tax if paid to:

•	An individual who is not a citizen or resident of the United States, whether or not such individual is engaged in trade or business in the United States; or

•	A corporation organized under the laws of a country other than the United States, whether or not such corporation is engaged in trade or business in the United States,

unless:

The corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code; or

The individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States, and certain other conditions exist.
      A beneficial owner of a Debt Security who or that is:

•	A non-resident alien individual; or

A foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of a Debt Security,

will not be subject to United States federal income tax on any gain realized on the sale or retirement of a Debt Security,

unless:

•	Such gain is effectively connected with the conduct by the holder of a United States trade or business; or

In the case of an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and either the holder has a “tax home” in the United States or the gain is attributable to an office or other fixed place of business maintained by the holder in the United States.
      The Debt Securities are not includible in the gross estate for purposes of the United States estate tax in the case of a nonresident of the United States who was not a citizen of the United States at the time of death.
      Backup Withholding and Information Reporting. Backup withholding tax and certain information reporting requirements may apply to payments of principal of and premium and interest, if any, on the Debt Securities made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments made by wire transfer from outside the United States to an account maintained by the holder with the Fiscal Agent or paying agent in the United States). If the conditions relating to place of payment are satisfied, non-resident alien individuals are generally exempt from backup withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a person who sells a Debt Security through a United States office of a broker. In addition, information reporting (but not backup withholding) will apply to a person that sells a Debt Security through any of the following persons or entities, unless the holder provides documentary evidence of non-U.S. status or otherwise establishes an exemption:

•	A non-United States office of a United States broker;

•	A non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income for a specified period is effectively connected with a United States trade or business; or

•	A foreign partnership, if at any time during its taxable year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital, or if at any time during its taxable year such foreign partnership is engaged in a United States trade or business.
Acceleration of Maturity
      With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•	Default in any payment, when due, of principal (if due in installments) of or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days; or

•	Default in the performance of any other covenant contained in the Debt Securities of such series and the continuance of such default for a period of 90 days following written notice thereof to JFM by a holder.
      The Fiscal Agency Agreement will not require JFM to furnish to the Fiscal Agent periodic evidence as to the absence of default.
Governing Law

      The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by JFM and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability

      JFM will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. JFM will accept the jurisdiction of such court in such action. JFM will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and JFM’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.
      If you bring an action against JFM under federal securities laws or against Japan for any purpose, unless JFM or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against JFM or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of JFM or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.
PLAN OF DISTRIBUTION
      JFM may sell Debt Securities directly, to or through underwriters or through agents. Each Prospectus Supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to JFM from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.
      If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable Prospectus Supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      JFM may, directly or through agents it designates, sell Debt Securities from time to time. The applicable Prospectus Supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by JFM to such agent. Unless such Prospectus Supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.
      In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.
      If the applicable Prospectus Supplement so indicates, JFM will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from JFM at the public offering price set forth in such Prospectus Supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable Prospectus Supplement. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.
      The applicable Prospectus Supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.
      Agents and underwriters may be entitled under agreements into which they enter with JFM to indemnification by JFM against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for JFM in the ordinary course of business.
AUTHORIZED AGENTS IN THE UNITED STATES
      The authorized agent in the United States for JFM, for the purpose of the United States Securities Act of 1933, is Donald J. Puglisi, whose address is: Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715. The authorized agent for Japan is Nobuchika Mori, whose address is: Consulate General of Japan in New York, 1 Chase Manhattan Plaza, New York, New York 10005.
VALIDITY OF SECURITIES
      Nagashima Ohno & Tsunematsu, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of JFM and Japan. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Sullivan & Cromwell LLP may rely as to all matters of Japanese law and procedure on the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.
FURTHER INFORMATION
      The Registration Statement of which this Prospectus is a part, any post-effective amendment to such Registration Statement, and the Prospectus Supplement or Supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.
      The Governor of JFM, in his official capacity as such Governor, thereunto duly authorized, has supplied the information set forth in this Prospectus under the caption “Japan Finance Corporation for Municipal Enterprises” and the information incorporated in this Prospectus by reference relating to JFM, and such information is stated on his authority.
      The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this Prospects under the caption “Japan” and the information incorporated in this Prospectus by reference relating to Japan, and such information is stated on his authority.

REGISTERED AND HEAD OFFICE OF JFM
Shisei Kaikan (Municipal Research Building)
1-3 Hibiya Koen
Chiyoda-ku
Tokyo 100-0012
Japan
FISCAL AGENT, PAYING AGENT AND TRANSFER AGENT

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch
12-15 Finsbury Circus
London EC2M 7BT
also acting through
Union Bank of California, N.A.
551 Madison Avenue, 11th Floor
New York, N.Y. 10022
LEGAL ADVISERS

To JFM and Japan	To the Underwriters
Nagashima Ohno & Tsunematsu 3-12, Kioi-cho Chiyoda-ku Tokyo 102-0094 Japan	Sullivan & Cromwell LLP Otemachi First Square 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004 Japan

¥120,000,000,000
Japan Finance Corporation for
Municipal Enterprises
2.00% Guaranteed Bonds
Due May 9, 2016
Unconditionally and Irrevocably Guaranteed
as to Payment of Principal and Interest by
Japan

PROSPECTUS SUPPLEMENT

Deutsche Bank
Merrill Lynch & Co.
Nomura Securities
BNP PARIBAS
Credit Suisse Securities
Goldman Sachs International
Mizuho International plc
Morgan Stanley
Nikko Citigroup
April 28, 2006